Exhibit 99.1

red violet Announces Fourth Quarter and Full Year 2023 Financial Results

Fourth Quarter Revenue Increased 15% to $15.1 Million Producing $4.2 Million of Cash Flow from Operations

Full Year 2023 Revenue Increased 13% to $60.2 Million Generating Net Income of $13.5 Million

BOCA RATON, Fla. – March 7, 2024 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the quarter and full year ended December 31, 2023.

“We delivered a solid quarter, capping off another record year for red violet that produced records in revenue, gross profit, net income, adjusted EBITDA, cash flow from operations, and free cash flow,” stated Derek Dubner, red violet’s CEO. “Our industry-leading AI/ML-powered platform, proprietary linking algorithms, and core identity graph continue to drive our excellence in entity resolution that is pivotal to identity verification, fraud prevention, and risk mitigation. With 2024 revenue to date off to a record start, we are highly focused on accelerating our business and continuing to deliver exceptional customer and shareholder value in 2024 and beyond.”

Fourth Quarter Financial Results

For the three months ended December 31, 2023, as compared to the three months ended December 31, 2022:

•
Total revenue increased 15% to $15.1 million.
•
Gross profit increased 16% to $9.6 million. Gross margin increased to 64% from 63%.
•
Adjusted gross profit increased 17% to $11.7 million. Adjusted gross margin increased to 78% from 77%.
•
Net loss narrowed 31% to $1.1 million, which resulted in a loss of $0.08 per basic and diluted share. Net loss margin improved to 7% from 12%.
•
Adjusted EBITDA increased 76% to $2.7 million. Adjusted EBITDA margin increased to 18% from 12%.
•
Adjusted net income increased 157% to $0.3 million, which resulted in adjusted earnings of $0.02 per basic and diluted share.
•
Cash from operating activities decreased 4% to $4.2 million.
•
Cash and cash equivalents were $32.0 million as of December 31, 2023.

Full Year Financial Results

For the year ended December 31, 2023, as compared to the year ended December 31, 2022:

•
Total revenue increased 13% to $60.2 million.
•
Gross profit increased 13% to $39.0 million. Gross margin remained consistent at 65%.
•
Adjusted gross profit increased 15% to $47.1 million. Adjusted gross margin increased to 78% from 77%.
•
Net income increased to $13.5 million from $0.6 million, which resulted in earnings of $0.97 and $0.96 per basic and diluted share, respectively. Net income margin increased to 22% from 1%.
•
Adjusted EBITDA increased 27% to $16.4 million. Adjusted EBITDA margin increased to 27% from 24%.
•
Adjusted net income increased 17% to $8.1 million, which resulted in adjusted earnings of $0.58 and $0.57 per basic and diluted share, respectively.
•
Cash from operating activities increased 21% to $15.1 million.

Fourth Quarter and Recent Business Highlights

•
Added over 100 customers to IDI™ during the fourth quarter, ending the year with 7,875 customers.
•
Added over 17,000 users to FOREWARN® during the fourth quarter, ending the year with 185,380 users. Over 400 REALTOR® Associations are now contracted to use FOREWARN.

•
Continued growth in the onboarding of higher-tier customers, with 72 customers contributing over $100,000 of revenue in 2023 compared to 67 customers in 2022.
•
Appointed Bill Livek as an independent director of the Board of Directors, bringing his knowledge and expertise in platform-driven consumer insights to the red violet Board of Directors.
•
Appointed Jonathan McDonald as Executive Vice President of Public Sector division, leveraging his extensive experience and proven leadership in the public sector to strengthen our ability to deliver our impactful solutions and drive sustainable growth in this key market segment.
•
The Board of Directors authorized the repurchase of an additional $5.0 million of the Company’s common stock on December 19, 2023. During the fourth quarter, the Company purchased 125,703 shares at an average price of $19.89 per share pursuant to the Stock Repurchase Program. Since inception in May of 2022, through February 29, 2024, the Company purchased a total of 289,340 shares at an average price of $18.73 per share. As of March 1, 2024, the Company had approximately $4.6 million remaining under the Stock Repurchase Program.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly and full year results and provide a business update. Please click here to pre-register for the conference call and obtain your dial in number and passcode. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required. Following the completion of the conference call, an archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including identity verification, risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our intelligent platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, to ensure safety, and to reduce fraud and the concomitant expense borne by society. For more information, please visit www.redviolet.com.

Company Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com

Investor Relations Contact:

Steven Hooser
Three Part Advisors
214-872-2710
ir@redviolet.com

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and free cash flow ("FCF"). Adjusted EBITDA is a non-GAAP financial measure equal to net income (loss), the most directly comparable financial measure based on US GAAP, excluding interest income, net, income tax expense (benefit), depreciation and amortization, share-based compensation expense, litigation costs, and write-off of long-lived assets and others. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income (loss), the most directly comparable financial measure based on US GAAP, excluding share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, and discrete tax items, and including the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment and capitalized costs included in intangible assets.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether the 2024 revenue to date resulting in a record start will help in accelerating our business and continuing to deliver exceptional customer and shareholder value in 2024 and beyond. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2022 filed on March 8, 2023, as may be supplemented or amended by the Company's other SEC filings, including the Form 10-K for year ended December 31, 2023 expected to be filed today. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31, 2023	December 31, 2022
ASSETS:
Current assets:
Cash and cash equivalents	$32,032	$31,810
Accounts receivable, net of allowance for doubtful accounts of $159 and $60 as of December 31, 2023 and 2022, respectively	7,135	5,535
Prepaid expenses and other current assets	1,113	771
Total current assets	40,280	38,116
Property and equipment, net	592	709
Intangible assets, net	34,403	31,647
Goodwill	5,227	5,227
Right-of-use assets	2,457	1,114
Deferred tax assets	9,514	-
Other noncurrent assets	517	601
Total assets	$92,990	$77,414
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,631	$2,229
Accrued expenses and other current liabilities	1,989	1,845
Current portion of operating lease liabilities	569	692
Deferred revenue	690	670
Total current liabilities	4,879	5,436
Noncurrent operating lease liabilities	1,999	598
Deferred tax liabilities	-	287
Total liabilities	6,878	6,321
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of December 31, 2023 and 2022	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 13,980,274 and 13,956,404 shares issued, and 13,970,846 and 13,956,404 shares outstanding, as of December 31, 2023 and 2022	14	14
Treasury stock, at cost, 9,428 and 0 shares as of December 31, 2023 and 2022	(188)	-
Additional paid-in capital	94,159	92,481
Accumulated deficit	(7,873)	(21,402)
Total shareholders' equity	86,112	71,093
Total liabilities and shareholders' equity	$92,990	$77,414

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Year Ended December 31,
	2023	2022
Revenue	$60,204	$53,318
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	13,069	12,211
Sales and marketing expenses	13,833	10,834
General and administrative expenses	22,446	23,237
Depreciation and amortization	8,352	6,675
Total costs and expenses	57,700	52,957
Income from operations	2,504	361
Interest income, net	1,334	351
Income before income taxes	3,838	712
Income tax (benefit) expense	(9,691)	96
Net income	$13,529	$616
Earnings per share:
Basic	$0.97	$0.04
Diluted	$0.96	$0.04
Weighted average shares outstanding:
Basic	13,974,125	13,759,296
Diluted	14,134,021	14,107,144

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$462	$290
General and administrative expenses	4,924	5,215
Total	$5,386	$5,505

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,529	$616
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,352	6,675
Share-based compensation expense	5,386	5,505
Write-off of long-lived assets	6	177
Provision for bad debts	1,088	174
Noncash lease expenses	576	547
Deferred income tax (benefit) expense	(9,801)	89
Changes in assets and liabilities:
Accounts receivable	(2,688)	(1,973)
Prepaid expenses and other current assets	(342)	(172)
Other noncurrent assets	84	(464)
Accounts payable	(598)	624
Accrued expenses and other current liabilities	100	1,450
Deferred revenue	20	(171)
Operating lease liabilities	(641)	(618)
Net cash provided by operating activities	15,071	12,459
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(122)	(373)
Capitalized costs included in intangible assets	(9,024)	(8,456)
Net cash used in investing activities	(9,146)	(8,829)
CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net share settlement of vesting of restricted stock units	(1,992)	(5,200)
Repurchases of common stock	(3,711)	(878)
Net cash used in financing activities	(5,703)	(6,078)
Net increase (decrease) in cash and cash equivalents	$222	$(2,448)
Cash and cash equivalents at beginning of period	31,810	34,258
Cash and cash equivalents at end of period	$32,032	$31,810
SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$82	$39
Share-based compensation capitalized in intangible assets	$1,851	$1,621
Retirement of treasury stock	$5,559	$6,078
Right-of -use assets obtained in exchange of operating lease liabilities	$1,919	$-
Operating lease liabilities arising from obtaining right-of-use assets	$1,919	$-

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF. Adjusted EBITDA is a non-GAAP financial measure equal to net income (loss), the most directly comparable financial measure based on US GAAP, excluding interest income, net, income tax expense (benefit), depreciation and amortization, share-based compensation expense, litigation costs, and write-off of long-lived assets and others. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income (loss), the most directly comparable financial measure based on US GAAP, excluding share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, and discrete tax items, and including the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment and capitalized costs included in intangible assets.

The following is a reconciliation of net income (loss), the most directly comparable US GAAP financial measure, to adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2023	2022	2023	2022
Net income (loss)	$(1,070)	$(1,544)	$13,529	$616
Interest income, net	(387)	(225)	(1,334)	(351)
Income tax expense (benefit)	562	(148)	(9,691)	96
Depreciation and amortization	2,211	1,815	8,352	6,675
Share-based compensation expense	1,328	1,439	5,386	5,505
Litigation costs	-	4	49	132
Write-off of long-lived assets and others	19	171	77	178
Adjusted EBITDA	$2,663	$1,512	$16,368	$12,851
Revenue	$15,061	$13,069	$60,204	$53,318

Net income (loss) margin	(7%)	(12%)	22%	1%
Adjusted EBITDA margin	18%	12%	27%	24%

The following is a reconciliation of net income (loss), the most directly comparable US GAAP financial measure, to adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except share data)	2023	2022	2023	2022
Net income (loss)	$(1,070)	$(1,544)	$13,529	$616
Share-based compensation expense	1,328	1,439	5,386	5,505
Amortization of share-based compensation capitalized in intangible assets	263	210	969	766
Discrete tax items(1)	-	-	(10,272)	-
Tax effect of adjustments(2)	(251)	-	(1,526)	-
Adjusted net income	$270	$105	$8,086	$6,887
Earnings (loss) per share:
Basic	$(0.08)	$(0.11)	$0.97	$0.04
Diluted	$(0.08)	$(0.11)	$0.96	$0.04
Adjusted earnings per share:
Basic	$0.02	$0.01	$0.58	$0.50
Diluted	$0.02	$0.01	$0.57	$0.49
Weighted average shares outstanding:
Basic	13,985,426	13,964,010	13,974,125	13,759,296
Diluted(3)	14,307,797	14,205,633	14,134,021	14,107,144

(1) During the three months ended September 30, 2023, $10.3 million of income tax benefit was recognized as a result of the release of the valuation allowance previously recorded on our deferred tax asset and cumulative research and development tax credit, which were excluded to calculate the adjusted net income.

(2) The tax effect of adjustments is calculated using the expected federal and state statutory tax rate. The expected federal and state income tax rate was approximately 25.75% for the three and twelve months ended December 31, 2023. There was no tax effect of such adjustments for the three and twelve months ended December 31, 2022, as a full valuation allowance was provided for the net deferred tax assets.

(3) For the three months ended December 31, 2023 and 2022, diluted weighted average shares outstanding for adjusted diluted earnings per share are calculated by the inclusion of unvested RSUs, which were not included in US GAAP diluted weighted average shares outstanding due to the Company's net loss position for such periods.

The following is a reconciliation of gross profit, the most directly comparable US GAAP financial measure, to adjusted gross profit:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2023	2022	2023	2022
Revenue	$15,061	$13,069	$60,204	$53,318
Cost of revenue (exclusive of depreciation and amortization)	(3,337)	(3,054)	(13,069)	(12,211)
Depreciation and amortization of intangible assets	(2,154)	(1,758)	(8,119)	(6,440)
Gross profit	9,570	8,257	39,016	34,667
Depreciation and amortization of intangible assets	2,154	1,758	8,119	6,440
Adjusted gross profit	$11,724	$10,015	$47,135	$41,107

Gross margin	64%	63%	65%	65%
Adjusted gross margin	78%	77%	78%	77%

The following is a reconciliation of net cash provided by operating activities, the most directly comparable US GAAP measure, to FCF:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$4,204	$4,359	$15,071	$12,459
Less:
Purchase of property and equipment	(24)	(102)	(122)	(373)
Capitalized costs included in intangible assets	(2,103)	(2,317)	(9,024)	(8,456)
Free cash flow	$2,077	$1,940	$5,925	$3,630

In order to assist readers of our consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other non-recurring items, providing useful comparisons versus prior periods or forecasts. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of revenue. We believe adjusted net income provides additional means of evaluating period-over-period operating performance by eliminating certain non-cash expenses and other items that might otherwise make comparisons of our ongoing business with prior periods more difficult and obscure trends in ongoing operations. Adjusted net income is a non-GAAP financial measure equal to net income (loss), excluding share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, and discrete tax items, and including the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. Our adjusted gross profit is calculated by using revenue, less cost of revenue (exclusive of depreciation and amortization). We believe adjusted gross profit provides useful information to our investors by eliminating the impact of non-cash depreciation and amortization, and specifically the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue. We believe FCF is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business. FCF is a measure used by management to understand and evaluate the business’s operating performance and trends over time. FCF is calculated by using net cash provided by operating activities, less purchase of property and equipment and capitalized costs included in intangible assets.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with US GAAP. In addition, FCF is not intended to represent our residual cash flow available for discretionary expenses and is not necessarily a measure of our ability to fund our cash needs. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts. We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23	Q4'23
Customer metrics
IDI - billable customers(1)	6,592	6,817	6,873	7,021	7,256	7,497	7,769	7,875
FOREWARN - users(2)	91,490	101,261	110,051	116,960	131,348	146,537	168,356	185,380
Revenue metrics
Contractual revenue %(3)	77%	80%	68%	77%	75%	79%	79%	82%
Gross revenue retention %(4)	97%	95%	94%	95%	94%	94%	94%	92%
Revenue from new customers(5)	$1,014	$805	$2,016	$1,216	$1,869	$1,147	$1,326	$1,258
Base revenue from existing customers(6)	$9,721	$10,164	$10,839	$10,574	$11,121	$11,707	$12,432	$12,111
Growth revenue from existing customers(7)	$1,994	$1,525	$2,171	$1,279	$1,636	$1,826	$2,079	$1,692
Other metrics
Employees - sales and marketing	59	57	64	68	61	63	65	71
Employees - support	10	9	10	10	10	9	9	9
Employees - infrastructure	23	25	25	28	27	26	27	27
Employees - engineering	50	52	52	54	47	47	47	51
Employees - administration	26	27	26	27	25	25	25	25

(1) We define a billable customer of IDI as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2) We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.

(3) Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4) Gross revenue retention is defined as the revenue retained from existing customers, net of reinstated revenue, and excluding expansion revenue. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Gross revenue retention percentage is calculated on a trailing twelve-month basis. The numerator of which is revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period, with the quotient subtracted from one. Prior to Q1’22, FOREWARN revenue was excluded from our gross revenue retention calculation. Beginning Q4’22, our gross revenue retention calculation excludes revenue from idiVERIFIED, which is purely transactional and currently represents less than 3% of total revenue.

(5) Revenue from new customers represents the total monthly revenue generated from new customers in a given period. A customer is defined as a new customer during the first six months of revenue generation.

(6) Base revenue from existing customers represents the total monthly revenue generated from existing customers in a given period that does not exceed the customers' trailing six-month average revenue. A customer is defined as an existing customer six months after their initial month of revenue.

(7) Growth revenue from existing customers represents the total monthly revenue generated from existing customers in a given period in excess of the customers' trailing six-month average revenue.